Exhibit 10.10

CST Brands, Inc.
Short-Term Incentive Plan for Named Executive Officers

Section I. Preamble.
This is the Short-Term Incentive Plan for Named Executive Officers (the “Plan”) of CST Brands, Inc. (the “Company” or “CST Brands”). The Plan is established as a sub-plan under the terms and provisions of the stockholder-approved CST Brands, Inc. 2013 Omnibus Stock Incentive Plan (“OSIP”) as a cash-based incentive plan under Section 6.7 thereof. The Plan is designed to meet the requirements of a performance plan pursuant to Internal Revenue Code (“IRC”) Section 162(m) as set forth in the terms and provisions of the OSIP. The terms and conditions of the OSIP are incorporated into this Plan. In the event an Award is intended to comply with IRC Section 162(m), then the provisions of this Plan shall apply. Notwithstanding any other provision in this Plan to the contrary, the Compensation Committee of the Board may grant Awards under the OSIP that do not fully comply with the requirements of IRC Section 162(m) to any Participant, and such non-compliant Awards will not be subject to the limitations of this Plan. Capitalized terms used but not specifically defined in the Plan shall have the meanings given to them in the OSIP.
Section II. Participation.
The Participants in the Plan shall be limited to only those persons who are considered to be the named executive officers of CST Brands whose compensation is required to be reported in the Summary Compensation table of the CST Brands annual proxy statement to stockholders as required by rules and regulations of the SEC.
Section III. Plan Administration.
The Plan will be administered by the members of the Compensation Committee of the Board who qualify as “outside directors” within the meaning of Section 162(m)(4)(o)(i) of the IRC (hereafter, the “Committee”). In accordance with and subject to the provisions of the Plan, the Committee shall have full authority with respect to Awards under the Plan, including but not limited to: (a) the establishment and approval of the Performance Goals for the applicable performance period, which must be formally recorded in writing into the Committee’s records; (b) the determination of the maximum Award opportunity for which a Participant may be eligible based upon the Company’s financial performance for the applicable performance period; (c) the exercise of negative discretion to reduce the amount of any Participant’s Award based upon supplemental performance criteria that the Committee may consider with respect to the Company’s or individual executive’s performance during the performance period; and (d) to interpret and administer the Plan in the good faith and judgment of the Committee, consistent with the terms and provisions of the Plan and the OSIP.
Section IV. Performance Period.
The Committee shall determine the dates of each performance period hereunder. It is generally intended that performance periods will correspond to fiscal years of the Company.

Section V. Performance Goals for Determining Awards.

A.
The Committee must establish with respect to each performance period, a maximum opportunity for each Participant, subject to the achievement of one or more Performance Goals, provided that notwithstanding any other provision in the Plan, the incentive award amount to be paid out to any Participant with respect to any calendar year shall not exceed $20 million, as prescribed by Section 6.2(a)(vi) of the OSIP.

B.
Within the first 25 percent of the applicable performance period (or, if shorter, within the first 90 days of such performance period), the Committee must establish and approve the Performance Goals. The Committee must record the establishment of such Performance Goals in writing within its records. Such Performance Goals must be contemplated within the list of performance criteria set forth under Section 10.2 of the OSIP.

Section VI. Further Adjustment to Awards, Negative Discretion.
The maximum Award payable to any individual Participant will be determined by the calculations established by the Committee pursuant to Section V. To determine the actual amount of an Award payable to a Participant for any performance period, the Committee may exercise its discretion to adjust the Awards calculated per the terms of Section V. in a downward fashion below the amounts calculated, but the Committee may not increase the amount of an Award calculated for any Participant. The Committee, in exercising its negative discretion in making downward adjustments, may consider such performance factors as Company and divisional financial performance, operational data, strategic measures, environmental compliance, health and safety measures, individual performance achievements and contributions, and such other measures of performance as the Committee considers to be appropriate.
Section VII. Payment of Awards.
As soon as practicable after the Committee has received the appropriate financial and other data after the end of a performance period, the Committee will for each Participant certify in writing the extent to which the applicable Performance Goals for such Participant have been met and the corresponding amount of the Award earned by such Participant. Payment of each Award in a cash lump sum, less applicable withholding taxes, shall be made as soon as practicable thereafter, and in any event within 2.5 months following the end of the applicable performance period.
Section VIII. Effect of Termination of Employment.
A.    Termination Due to Death, Disability, or Retirement.
If a Participant’s employment with CST Brands is terminated by reason of death, disability, or retirement during a performance period, the Participant (or the Participant’s estate) (subject to the Committee’s discretion as allowed by Section VI. of the Plan) shall be paid (pursuant to Section VII. of the Plan after the completion of the applicable performance period) a pro rata amount of the Award earned according to the terms of the Award equal to the period of service from the beginning of the performance period through the date of the Participant’s death, disability, or retirement, as the case may be, as determined by the Committee.

B.    Termination for Reasons Other than Death, Disability, or Retirement.
If a Participant’s employment is terminated with CST Brands prior to the end of the performance period for any reason other than death, disability, or retirement, the Participant’s Award for such performance period shall be immediately forfeited and the Participant shall have no right to any payment thereafter; provided, however, that under such circumstances the Committee may elect to pay the Participant a pro rata amount of the Award earned equal to the period of service from the beginning of the performance period through the date of the Participant’s termination.
Section IX. Payment of Withholding Taxes.
CST Brands is entitled to withhold and deduct from the payment made pursuant to an Award or from future wages of the Participant (or from other amounts that may be due and owing to the Participant from CST Brands), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to any payment made pursuant to an Award.
Section X. Plan Amendment, Modification, and Termination.
The Committee may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Committee may deem advisable in order that Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Committee may deem to be in the best interests of CST Brands; provided, however, that no amendments to the Plan will be effective without the approval of the stockholders of CST Brands if stockholder approval of the amendment is then required for the Plan to continue to be a qualified performance-based compensation plan pursuant to Section 162(m) of the Code. Any termination, suspension, or amendment of the Plan may not adversely affect any outstanding Award without the consent of the affected Participant.
Section XI. Non-Funded, Unsecured Obligation.
A Participant’s only interest under the Plan shall be the right to receive a cash payment under an Award pursuant to the terms of the Award and the Plan. No portion of the amount payable to Participants upon the achievement of any Performance Goal therein shall be held by CST Brands in trust or escrow or any other form of asset segregation. To the extent that a participant acquires a right to receive such a cash payment under the Plan, such right shall be no greater than the right of any unsecured, general creditor of CST Brands.
Section XII. Effective Date.
The Plan was approved by Valero Energy Corporation, as the sole stockholder of the Company and by the Board, and became effective on February 28, 2013 as a sub-plan under the OSIP, to be effective immediately upon approval.

Section XIII. Miscellaneous.
A.    Employment.
Nothing in the Plan will interfere with or limit in any way the right of CST Brands to terminate the employment or otherwise modify the terms and conditions of the employment of any Participant at any time, nor confer upon any Participant any right to continue in the employ of the Company.
B.    Restrictions on Transfer.
Except pursuant to testamentary will or the laws of descent and as otherwise expressly permitted by the Plan, no right or interest of any Participant in an Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.
C.    Governing Law.
Except to the extent in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of CST Brands’ jurisdiction of incorporation), the validity, construction, interpretation, administration, and effect of the Plan and any rules, regulations, and actions relating to the Plan will be governed by and construed exclusively in accordance with the internal, substantive laws of the State of Texas, without regard to the conflict of law rules of the State of Texas or any other jurisdiction.
D.    Successors.
The Plan will be binding upon and inure to the benefit of the successors of CST Brands and the Participants.
E.    Compliance with IRC Section 409A.
The Plan is intended to comply, and shall be administered consistently in all respects, with IRC Section 409A, and the regulations and additional guidance promulgated thereunder to the extent applicable. Accordingly, CST Brands shall have the authority to take any action, or refrain from taking any action, with respect to the Plan or any Award under the Plan that is reasonably necessary to ensure compliance with IRC Section 409A (provided that CST Brands shall choose the action that best preserves the value of payments and benefits payable under the Plan that is consistent with IRC Section 409A). This Plan shall be interpreted in a manner that is consistent with IRC Section 409A. In furtherance, but not in limitation of the foregoing:

(i)	in no event may Participant designate, directly or indirectly, the calendar year of any payment to be made hereunder;

(ii)
to the extent the Participant is a “specified employee” within the meaning of IRC Section 409A, payments, if any, that constitute a “deferral of compensation” under IRC Section 409A and that would otherwise become due during the first six months following Participant’s termination of employment shall be delayed and all such delayed payments shall be paid in full in the seventh month after such termination date, provided that the above delay shall not apply to any payment that is excepted from coverage by IRC Section 409A, such as a payment covered by the short-term deferral exception described in Treasury Regulations Section 1.409A-1(b)(4);

(iii)
notwithstanding any other provision of this Agreement, a termination, resignation or retirement of Participant’s employment hereunder shall mean and be interpreted consistent with a “separation from service” within the meaning of IRC Section 409A.